GOLDEN EAGLE BROKERAGE LIMITED

Room 15, 21/F, North Tower, Concordia Plaza
1 Science Museum Road, Tsim Sha Tsui, Kowloon, Hong Kong

August/8, 2022

HHG CAPITAL CORPORATION
1 Commonwealth Lane
#03-20, Singapore, 149544

Attn: Mr. Chee Shiong (Keith) Kok, CEO

Dear Mr. Kok:

I am the Director of Golden Eagle Brokerage Limited (the "Firm"). The Firm has been legally authorized in writing by each individual whose name is listed on Exhibit A to this letter (each, an "Investor") to provide this letter to HHG Capital Corporation, a BVI company (the "Company"). The Firm is the record owner of each Investor's Shares (as defined below). The aggregate number of Shares held by all Investors is 3,084,000. Each Investor has authorized the Firm on his/her/its behalf to agree to and confirm all of the following:

1. The Investor is the beneficial owner of the number of ordinary shares (the "Shares") of the Company listed after such Investor's name on Exhibit A to this letter. The Investor has sole voting and dispositive power with respect to the Shares.

2. All of the Investor's Shares were purchased in connection with the Company's initial public offering which was consummated on September 23, 2021 (the "IPO").

2. The Company has informed the Investor that as of July 31, 2022, there was approximately $58,218,000 in the Trust Account established for the benefit of shareholders who own Shares issued in the Company's IPO (each, a "Public Share") if such shareholder was to redeem its Public Shares on the date hereof (the "Base Per Share Amount").

3. The Company has informed the Investor that it intends to seek shareholder approval at its 2022 Annual Meeting of Shareholders scheduled on or about September 16, 2022 (the "Annual Meeting"), to amend (a) its Second Amended and Restated Memorandum and Articles of Association and (b) the Investment Management Trust Agreement dated September 20, 2021, between American Stock Transfer & Trust Company, LLC and the Company, so as to provide for twelve one-month extensions of the Company's period to consummate an initial business combination from the current deadline of September 23, 2022 to September 23, 2023, by depositing the sum of $88,867, or $0.0155 per Public Share, into the trust account for each such one month extension, before giving effect to any redemptions made in connection with the Annual Meeting (each such payment is referred to as an "Extension Payment"). These proposed amendments are referred to as the "Proposals." Each Investor has reviewed the preliminary proxy materials filed by the Company in connection with the Annual Meeting.

4. The Investor hereby agrees that if the Proposals are approved by the Company's Shareholders at the Annual Meeting, then, upon the first to occur of (a) the Investor's decision to redeem some or all of its Public Shares and (b) the date that the Company liquidates as required by its charter documents (either, the "Trigger Date"), the Investor will accept only the Base Per Share Amount for each Public Share owned by it, and hereby waives its right to receive any portion of any Extension Payment that is made between the date hereof and the Trigger Date. The Investor agrees to this waiver freely and after consulting its legal and financial advisors. The Investor hereby consents to any action taken by the Company and/or the Trustee that is deemed necessary or desirable to effectuate the Investor's waiver of its rights to all Extension Payments.

5. The Investor further agrees that it will not sell or otherwise transfer ("Transfer") any of its Shares (which for these purposes also includes any security convertible into or exercisable or exchangeable for Shares) to any third party other than in connection with a redemption of its Public Shares. The foregoing does not apply to (a) Transfers of Shares to a trust, family limited partnership or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of the Investor or any other person with whom the Investor has a relationship by blood, marriage or adoption not more remote than first cousin and Transfers to any such family member; (b) Transfers of Shares by will or intestate succession or the laws of descent and distributions upon the death of the Investor (it being understood and agreed that the appointment of one or more executors, administrators or personal representatives of the estate of a Holder shall not be deemed a Transfer hereunder to the extent that such executors, administrators and/or personal representatives comply with the terms of this Section 5 on behalf of such estate); or (c) Transfers of Shares in connection with a divorce settlement; provided, that in each such instance, the transferee of any Shares agrees in writing to be bound by the terms of this letter.

6. The Investor also agrees to execute such documentation as reasonably requested by the Company, the Trustee, the Company's proxy solicitor and the Company's transfer agent in order to effectuate the intention of the foregoing, including any restrictive legends, stop orders or other restrictions on the Shares that are consistent with the intent of this letter.

7. The Firm agrees to act in a manner consistent with the terms of this letter, and the Firm agrees that it will not accept any instructions from any Investor, whether delivered verbally or in writing, that are inconsistent with the terms contained herein.

8. The Firm, the Investor and the Company each warrant and represents that it has duly authorized the execution of this letter and that upon such execution, it will constitute a binding legal obligation on both parties.

9. The Investor acknowledges receipt of good and valuation in consideration for Investor's agreements and covenants contained in this letter.

10. This Agreement and the rights, duties and obligations of the Firm or of any Investor hereunder may not be assigned or delegated in whole or in part, except in connection with a Transfer of Shares that is permitted by Section 5 hereof.

11. This letter may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This letter shall become effective as a legally binding contract upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

12. This letter shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the conflict of laws principles thereof. Any legal action based upon, arising out of or related to this letter or the transactions contemplated hereby must be brought in the Supreme Court of the State of New York or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and each of the Firm, the Company and the Investor irrevocably (i) submits to the exclusive jurisdiction of each such court in any such legal action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the legal action shall be heard and determined only in any such court, and (iv) agrees not to bring any legal action arising out of or relating to this letter or the transactions contemplated hereby in any other court.

13. A determination by a court or other legal authority that any provision that is not of the essence of this letter is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

Please indicate your agreement with the foregoing by executing below and returning it to the undersigned at the address set forth above.

Sincerely,

GOLDEN EAGLE BROKERAGE LIMITED, on its own behalf and
on behalf of each Investor listed on Exhibit A

By: ______________

Name:Pang Ka Keung
Title: Director

ACCEPTED AND AGREED this 18 day of August, 2022

HHG CAPITAL CORPORATION

By: ______________

Name: Keith Kok Chee Shiong
Title: CEO

EXHIBIT A

INVESTORS

Name	Number of Public Shares
Hooy Kok Wai	2,177,000
Joanne Lee Cheng Im	177,000
Yoo Hyun Sook	177,000
Tristan Wu Ming Seng	177,000
Wong Weng Kiong	177,000
Loh Kiat Yoon	199,000
Total:	**3,084,000**